Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME PARTNERS IV D LP
filed 1997-03-28
CIK 826932

                           AMERICAN INCOME PARTNERS IV


                American Income Partners IV-D Limited Partnership

                Annual Report to the Partners, December 31, 1996

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                            PAGE

SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-5

FINANCIAL STATEMENTS:

   Report of Independent Auditors                                              6

   Statement of Financial Position at December 31, 1995                        7

   Statement of Changes in Net Assets in Liquidation for the Period
   October 1, 1996 to December 31, 1996                                        8

   Statement of Operations for the Period January 1, 1996 to
   September 30, 1996 and for the Years Ended December 31, 1995
   and 1994                                                                    9

   Statement of Changes in Partners' Capital for the Period
   January 1, 1996 to September 30, 1996 and for the Years Ended
   December 31, 1995 and 1994                                                 10

   Statement of Cash Flows for the Period January 1, 1996 to
   September 30, 1996 and for the Years Ended December 31, 1995
   and 1994                                                                   11

   Notes to the Financial Statements                                       12-20

ADDITIONAL FINANCIAL INFORMATION:

   Schedule of Excess (Deficiency) of Total Cash Generated to
   Cost of Equipment Disposed                                                 22

   Statement of Cash and Distributable Cash from Operations,
   Sales and Refinancings                                                     23

   Schedule of Costs Reimbursed to the Managing General Partner
   and its Affiliates as Required by Section 10.4 of the Amended
   and Restated Agreement and Certificate of Limited Partnership              24

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                             SELECTED FINANCIAL DATA

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements. The discussion of the 1996 results, presented below, incorporates the nine month operating period ended September 30, 1996 and the three month liquidation period ended December 31, 1996.

For each of the five years in the period ended December 31, 1996:

SUMMARY OF OPERATIONS            1996         1995         1994         1993          1992

Lease revenue                $ 1,793,666  $ 2,693,294  $ 3,796,618  $ 4,835,623   $ 5,697,559

Net income (loss) before
extraordinary item           $   821,023  $ 1,811,605  $ 1,044,147  $(2,962,151)  $(1,148,843)

Extraordinary item                  --           --           --      2,713,427          --
                             -----------  -----------  -----------  -----------   -----------

Net income (loss)            $   821,023  $ 1,811,605  $ 1,044,147  $  (248,724)  $(1,148,843)

Per Unit:
   Net income (loss) before
   extraordinary item        $      0.75  $      1.65  $      0.95  $     (2.70)  $     (1.05)

   Extraordinary item               --           --           --           2.47          --
                             -----------  -----------  -----------  -----------   -----------

   Net income (loss)         $      0.75  $      1.65  $      0.95  $     (0.23)  $     (1.05)

   Cash distributions        $      5.22  $      2.50  $      2.50  $      2.50   $      2.75

FINANCIAL POSITION

Total assets                        --    $ 8,488,286  $10,333,211  $13,233,144   $21,375,739

Total long-term obligations         --    $ 2,095,524  $ 2,997,584  $ 4,177,880   $ 8,952,432

Partners' capital                   --    $ 5,645,999  $ 6,576,668  $ 8,274,795   $11,265,793

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1995
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

Results of Operations and Liquidity and Capital Resources

American Income Partners IV-D Limited Partnership (the Partnership) was established in 1989 as a direct-participation equipment leasing program. The Partnership's principal purpose was (i) to acquire and lease a diversified portfolio of capital equipment to third-party lessees and (ii) to distribute the net cash flow realized from the Partnership's business operations to its Partners. The Partnership was capitalized with equity contributions of $27,148,525 from its Recognized Owners and $1,000 from its Managing General Partner. Following its inception, the Partnership acquired a diversified pool of capital equipment at an aggregate cost of $44,016,096, a significant portion of which was financed by third-party banks or other institutional lenders. On September 30, 1996, the Partnership sold substantially all of its assets and thereafter wound up its operations. The Partnership was dissolved on December 31, 1996.

Organized as a limited-life entity, the Partnership was anticipated to be dissolved within approximately seven years of its formation. A significant portion of the Partnership's equipment assets, representing 67% of its original equipment portfolio, was sold in the ordinary course of business prior to September 30, 1996. On September 30, 1996, the remainder of the Partnership's equipment portfolio was sold to RSL Finance Limited Partnership II (the Buyer). Accordingly, the financial statements accompanying this discussion were prepared using the liquidation basis of accounting for the period October 1, 1996 through December 31, 1996. The Statement of Changes in Net Assets in Liquidation reflects the liquidation of assets during that period.

A comparison of current and prior years' financial results is not presented because it is not considered meaningful due the dissolution of the Partnership and the liquidation of its assets.

Prior to its dissolution, the Partnership's principal sources of revenue consisted of rental income from equipment leases and sales proceeds generated from the disposition of its equipment assets. Rental income was used first to extinguish indebtedness and second to pay the Partnership's management fees and operating expenses. Net cash flow from all sources, after satisfaction of debt service, management fees and operating expenses, was used to pay cash distributions to the Partners. Over its lifetime, the Partnership paid aggregate cash distributions of $25,061,653. In accordance with the Partnership's Amended and Restated Agreement and Certificate of Limited Partnership, the Partnership's Recognized Owners were paid 99% of such cash distributions, or $24,811,036 ($22.85 per unit) and the General Partners were paid 1% of such distributions, or $250,617. At December 31, 1996, the Partnership had a contingency reserve balance of $741,148. These funds will be used to satisfy any expenses of the Partnership which may arise after its dissolution date. To the extent that these funds are not utilized for such purposes, they will be paid to the Partners according to their respective allocation percentages, 99%, or $733,737, representing $0.68 per unit, to the Recognized Owners and 1%, or $7,411, to the General Partners.

During the second quarter of 1996, the Partnership engaged an investment adviser to solicit potential buyers for the Partnership's remaining equipment assets and associated lease contracts. The remarketing effort was undertaken jointly by 15 individual equipment leasing programs, consisting of the Partnership and 14 affiliated partnerships (the Other Affected Partnerships). Thirteen of the programs, including the Partnership, sold all of their equipment assets (the Liquidated Programs); and two programs sold only their proportionate ownership interests in certain assets owned jointly with one or more of the Liquidated Programs (collectively, the Sale Assets). Substantially all of the Partnership's equipment assets of material value represented partial ownership interests whereby the Partnership owned less than a 100% interest in the equipment it sold. The remaining interests in such assets were owned by one or more of the Other Affected Partnerships.

On September 30, 1996, the Partnership and each of the Other Affected Partnerships executed individual purchase and sale agreements with the Buyer for all of the Sale Assets, except for one McDonnell Douglas MD-82 aircraft leased to Northwest Airlines, Inc. (the NWA Aircraft), hereafter the Sales Assets, as Revised. The Partnership, which had no interest in the NWA Aircraft, sold all of its remaining equipment, having a net book value of $5,374,043, to the Buyer for $5,102,996. In aggregate, the Partnership and the Other Affected Partnerships realized $32,997,000, prior to transaction costs, for all of the Sale Assets, as Revised. The amounts allocated to the Partnership and to each of the Other Affected Partnerships were determined based upon an apportionment of the sales price among all equipment comprising the Sale Assets, as Revised according to each asset's estimated re-sale value, as determined by an independent appraiser. For financial reporting purposes, the Partnership recognized a net loss of $271,047 in connection with this sale. In addition, the Partnership recognized a net gain of $153,995 during the nine months ended September 30, 1996 from the sale of other equipment which had a net book value of $15,342 for financial reporting purposes at the date of sale.

For the year ended December 31, 1996, the Partnership recognized lease revenue of $1,793,666. In addition, the Partnership earned interest income from temporary cash investments. Operating expenses consisted principally of administrative charges, professional service costs, such as legal and accounting fees, as well as printing, distribution, and remarketing expenses, including equipment storage and repairs and maintenance costs. Operating costs for 1996 include all identified costs anticipated to be incurred in connection with the Partnership's wind-up and dissolution.

On October 10, 1996, the Managing General Partner entered into a Cross Partnership Agreement (the Agreement) with the general partners of certain of the Other Affected Partnerships participating in the sale transaction described above. Pursuant to the Agreement, the Partnership and each of the other partnerships agreed to set aside a contingency reserve for future liabilities. The Agreement provides that obligations of any individual partnership which are not associated with the sale transaction will directly reduce that partnership's reserve balance, whereas costs pertaining to the sale transaction will be allocated against the reserve balances of the Partnership and each of the other partnerships on a proportionate basis. If the reserve balance of the Partnership is depleted to zero, the reserve balances contributed by the other partnerships will be debited on a proportionate basis to cover the deficit. If the reserve balances of any one of the other partnerships is depleted to zero, the reserve balance of the Partnership and any other partnerships having a positive reserve balance shall be debited on a proportionate basis to cover the deficit. Upon termination of the Agreement, any remaining monies will be distributed to the partners of those partnerships with positive reserve balances. At December 31, 1996, the Partnership had a contingency reserve balance of $741,148. To the extent that this contingency reserve is not necessary to satisfy any unforeseen liabilities of the Partnership, it will be remitted to the Partners.

The dissolution of the Partnership was recorded at the Office of the Secretary of State of the Commonwealth of Massachusetts on December 31, 1996. The Partnership's business operations were concluded on that date. Immediately following the filing of the Partnership's 1996 Form 10-K, the Managing General Partner of the Partnership will file Form 15, Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, with the United States Securities and Exchange Commission.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Partners IV-D Limited Partnership:

We have audited the accompanying statement of financial position of American Income Partners IV-D Limited Partnership as of December 31, 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the two years ended December 31, 1995 and for the period from January 1, 1996 to September 30, 1996. In addition, we have audited the statement of changes in net assets in liquidation for the period from October 1, 1996 to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

As described in Note 1 to the financial statements, the Managing General Partner of American Income Partners IV-D Limited Partnership approved a plan of liquidation on September 30, 1996, and the Partnership commenced liquidation shortly thereafter. As a result, the Partnership has changed its basis of accounting for periods subsequent to September 30, 1996 from the going-concern basis to a liquidation basis. The liquidation was completed and the Partnership was dissolved on December 31, 1996.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners IV-D Limited Partnership as of December 31, 1995, the results of its operations and its cash flows for each of the two years ended December 31, 1995, and for the period from January 1, 1996 to September 30, 1996, and the changes in its net assets in liquidation for the period from October 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles applied on the bases described in the preceding paragraph.

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

Boston, Massachusetts
March 7, 1997

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                                DECEMBER 31, 1995

                                     ASSETS

ASSETS:
   Cash and cash equivalents                                        $ 2,000,212
   Rents receivable, net of allowance
     for doubtful accounts of $75,000                                   291,960
   Accounts receivable--affiliate                                       213,685
   Equipment at cost, net of accumulated
     depreciation of $10,767,778                                      5,982,429
                                                                    -----------
         Total assets                                               $ 8,488,286
                                                                    ===========

                       LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Notes payable                                                    $ 2,095,524
   Accrued interest                                                      29,643
   Accrued liabilities                                                   20,000
   Deferred rental income                                                11,551
   Cash distributions payable to partners                               685,569
                                                                    -----------
         Total liabilities                                            2,842,287
                                                                    -----------
PARTNERS' CAPITAL (DEFICIT):
   General Partners                                                    (182,186)
   Limited Partnership Interests
     (1,085,941 Units, initial
     purchase price of $25 each)                                      5,828,185
                                                                    -----------
         Total partners' capital                                      5,645,999
                                                                    -----------
         Total liabilities and partners' capital                    $ 8,488,286
                                                                    ===========

   The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION
               FOR THE PERIOD OCTOBER 1, 1996 TO DECEMBER 31, 1996

INTEREST INCOME                                                       $  12,377

OPERATING EXPENSES--AFFILIATE                                           (19,411)

LIQUIDATING DISTRIBUTION                                               (741,148)
                                                                      ----------
NET DECREASE IN NET ASSETS IN LIQUIDATION DURING THE PERIOD            (748,182)

NET ASSETS IN LIQUIDATION, BEGINNING OF PERIOD                          748,182
                                                                      ---------
NET ASSETS IN LIQUIDATION, END OF PERIOD                              $    --
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              FOR THE PERIOD JANUARY 1, 1996 TO SEPTEMBER 30, 1996
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                         FOR THE PERIOD
                                         JANUARY 1, 1996   FOR THE YEARS ENDED
                                        TO  SEPTEMBER 30,      DECEMBER 31,
                                              1996          1995         1994

INCOME:
   Lease revenue                          $ 1,793,666   $ 2,693,294  $ 3,796,618
   Interest income                             68,083       121,300       84,159
   Gain (loss) on sale of equipment          (117,052)      803,927      733,270
                                          -----------   -----------  -----------
         Total income                       1,744,697     3,618,521    4,614,047
                                          -----------   -----------  -----------
EXPENSES:
   Depreciation and amortization              593,044     1,270,771    3,065,031
   Interest expense                            66,961       252,048      213,668
   Equipment management fees--affiliate        89,683       134,665      189,831
   Operating expenses--affiliate              166,952       149,432      101,370
                                          -----------   -----------  -----------
         Total expenses                       916,640     1,806,916    3,569,900
                                          -----------   -----------  -----------
NET INCOME                                $   828,057   $ 1,811,605  $ 1,044,147
                                          ===========   ===========  ===========
NET INCOME PER LIMITED PARTNERSHIP UNIT   $      0.75   $      1.65  $      0.95
                                          ===========   ===========  ===========
CASH DISTRIBUTIONS DECLARED PER
LIMITED PARTNERSHIP UNIT                  $      5.22   $      2.50  $      2.50
                                          ===========   ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE PERIOD JANUARY 1, 1996 TO SEPTEMBER 30, 1996
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                   GENERAL
                                   PARTNERS       RECOGNIZED OWNERS
                                    AMOUNT        UNITS      AMOUNT         TOTAL

BALANCE, DECEMBER 31, 1993      $  (155,897)    1,085,941  $ 8,430,692   $ 8,274,795

   Net income--1994                  10,441          --      1,033,706     1,044,147

   Cash distributions declared      (27,423)         --     (2,714,851)   (2,742,274)
                                -----------   -----------  -----------   -----------

BALANCE, DECEMBER 31, 1994         (172,879)    1,085,941    6,749,547     6,576,668

   Net income--1995                  18,116          --      1,793,489     1,811,605

   Cash distributions declared      (27,423)         --     (2,714,851)   (2,742,274)
                                -----------   -----------  -----------   -----------

BALANCE, DECEMBER 31, 1995         (182,186)    1,085,941    5,828,185     5,645,999

   Net income for the period
   January 1, 1996 to
   September 30, 1996                 8,281          --        819,776       828,057

   Cash distributions declared      (57,259)         --     (5,668,615)   (5,725,874)
                                -----------   -----------  -----------   -----------

BALANCE, SEPTEMBER 30, 1996     $  (231,164)    1,085,941  $   979,346   $   748,182
                                ===========   ===========  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              FOR THE PERIOD JANUARY 1, 1996 TO SEPTEMBER 30, 1996
               AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                     FOR THE PERIOD
                                                     JANUARY 1, 1996   FOR THE YEARS ENDED
                                                    TO  SEPTEMBER 30,      DECEMBER 31,
                                                          1996          1995         1994
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
   Net income                                         $   828,057   $ 1,811,605   $ 1,044,147
   Adjustments to reconcile net income
   to cash from operating activities-
     Depreciation and amortization                        593,044     1,270,771     3,065,031
     Decrease in allowance for doubtful accounts          (75,000)         --            --
     (Gain) loss on sale of equipment                     117,052      (803,927)     (733,270)
   Changes in assets and liabilities-
       Decrease (increase) in-
         Rents receivable                                 366,960           438       336,416
         Due from Buyer                                   (69,581)         --            --
         Accounts receivable--affiliate                   (33,889)       46,137        (9,063)
       Increase (decrease) in-
         Accrued interest                                 (28,850)      (11,167)        4,529
         Accrued liabilities                               78,414         4,500         1,500
         Accrued liabilities--affiliate                    19,913        (4,459)          725
         Deferred rental income                           (11,551)       (1,070)      (28,264)
                                                      -----------   -----------   -----------
            Net cash from operating activities          1,784,569     2,312,828     3,681,751
                                                      -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from equipment sales                          169,337       890,599     1,311,973
                                                      -----------   -----------   -----------
            Net cash from investing activities            169,337       890,599     1,311,973
                                                      -----------   -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
   Principal payments--notes payable                   (1,871,041)     (902,060)   (1,772,796)
   Distributions paid                                  (2,056,707)   (2,742,274)   (2,742,274)
                                                      -----------   -----------   -----------
            Net cash used in financing activities      (3,927,748)   (3,644,334)   (4,515,070)
                                                      -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   (1,973,842)     (440,907)      478,654

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD          2,000,212     2,441,119     1,962,465
                                                      -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD              $    26,370   $ 2,000,212   $ 2,441,119
                                                      ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for interest           $    95,811   $   263,215   $   209,139
                                                      ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
ACTIVITIES:

   As discussed in Notes 1 and 4, the
   Partnership entered into a sale
   transaction to dispose of its equipment
   portfolio. This transaction was closed on September 30, 1996. The Partnership received net sales proceeds of $5,102,996, a portion of which was subsequently used to repay outstanding principal and interest of $224,483 and $793, respectively. The remainder, $4,877,720, was deposited into an escrow account and transferred to the Partnership on October
   3, 1996.

   In 1994, the Partnership capitalized
   $592,500 of refurbishment costs incurred to upgrade certain equipment, all of which was financed by a third-party lender.

   The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

(1)    ORGANIZATION AND PARTNERSHIP MATTERS

       Organization

       The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the Uniform Act) on March 30, 1989, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On July 6, 1989, the Partnership issued 1,085,941 units, representing assignments of limited partnership interests (the Units) to 1,982 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. On December 31, 1996, the General Partners of the Partnership caused the Partnership's Amended and Restated Agreement and Certificate of Limited Partnership (the Restated Agreement, as amended) to be canceled by filing a Certificate of Cancellation with the Massachusetts Secretary under the Uniform Act. Accordingly, the Partnership was dissolved on December 31, 1996.

       The Partnership originally had three General Partners: AFG Leasing IV Incorporated, a Massachusetts corporation established in 1987 and a wholly-owned subsidiary of American Finance Group (AFG), a Massachusetts general partnership, which subsequently became Equis Financial Group Limited Partnership (collectively referred to herein as AFG), Daniel J. Roggemann and Geoffrey A. MacDonald (collectively the General Partners). Mr. Roggemann subsequently elected to withdraw as an Individual General Partner. AFG Leasing IV Incorporated is also the general partner or managing general partner of certain affiliated partnerships sponsored by AFG.

       Significant operations commenced July 7, 1989 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings were allocated 99% to the Recognized Owners and 1% to the General Partners.

       Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and AFG (collectively, the Management Agreement), management services were provided by AFG to the Partnership at fees which the Managing General Partner believed to be competitive for similar services. (Also see Note 4.)

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(1)    ORGANIZATION AND PARTNERSHIP MATTERS (Continued)

       Organization (Continued)

       Equis Financial Group Limited Partnership (Equis) is a Massachusetts partnership formerly known as American Finance Group (AFG). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. Equis and its subsidiaries (collectively, the Company) are engaged in various aspects of the equipment leasing business, including Equis' role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by AFG (the Other Investment Programs). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting and asset tracking.

       The general partner of Equis, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in Equis' 99% limited partner, GDE Acquisition Limited Partnership (GDE LP). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

       In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym to a third party (the Buyer). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, Equis agreed not to compete with the Buyer's lease origination business for a period of five years; however, Equis is permitted to originate certain equipment leases, principally those involving noninvestment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to Equis the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(1)    ORGANIZATION AND PARTNERSHIP MATTERS (Continued)

       Basis of Presentation

       On September 30, 1996, the Partnership sold all of its equipment assets for $5,102,996. The entire remarketing effort was undertaken jointly by 15 individual equipment leasing programs, consisting of the Partnership and 14 affiliated partnerships, each of which individually executed separate purchase and sale agreements with RSL Finance Limited Partnership II (the Buyer) for all or a portion of their equipment assets (the Sale Assets). These proceeds were first used to repay the entire outstanding balance due under the notes payable and the associated interest of $224,483 and $793, respectively. (See Note 4.)

       On October 15, 1996, the Partnership paid a cash distribution of $4,354,736 of which $4,311,189 was paid to the Limited Partners and $43,547 was paid to the Managing General Partner. As discussed in Note 4, the Partnership had a contingency reserve of $741,148 at December 31, 1996.

       The Managing General Partner approved a plan of liquidation on September 30, 1996 and commenced liquidation on October 1, 1996. On December 31, 1996, the Managing General Partner dissolved the Partnership in accordance with the Restated Agreement, as amended.

       The financial statements presented have been prepared on a going-concern basis through September 30, 1996. Due to the ultimate dissolution of the Partnership requiring liquidation and distribution of its net assets, the Partnership changed its basis of accounting from going-concern to liquidation basis effective October 1, 1996. Liquidation basis requires that statements be prepared based on anticipated liquidating values of assets and liabilities.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Statement of Cash Flows

       The Partnership considered liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invested excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passed to the Partnership. The securities underlying the agreements were book entry securities.

       Revenue Recognition

       Rents were payable to the Partnership monthly, quarterly or semi-annually and no significant amounts were calculated on factors other than the passage of time. The leases were accounted for as operating

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Revenue Recognition (Continued)

       leases and were noncancellable. Rents received prior to their due dates were deferred. The Partnership's entire equipment portfolio was sold on September 30, 1996. No future rents are due.

       Revenue from major individual lessees which accounted for 10% or more of lease revenue during each of the past three years is as follows:

                                                  1996        1995        1994

Gearbulk Shipowning Ltd. (formerly Kristian
   Gerhard Jebsen Skipsrederi A/S)            $  707,138  $1,009,910  $1,005,818
Union Pacific Railroad Company                $  463,086  $  658,070  $  585,367
Ford Motor Company                            $  266,125        --          --

       Use of Estimates

       The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       Equipment on Lease

       All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represented asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price was affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Depreciation

       The Partnership's depreciation policy was intended to allocated the cost of equipment over the period during which it produced economic benefit. The principal period of economic benefit was considered to correspond to each asset's primary lease term, which term generally represented the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset was held on primary lease term, the Partnership depreciated the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represented estimates of equipment values at the date of primary lease expiration. To the extent that an asset was held beyond its primary lease term, the Partnership continued to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

       Accrued Liabilities--Affiliate

       Unpaid operating expenses paid by AFG on behalf of the Partnership were reported as Accrued Liabilities--Affiliate. (See Note 4.)

       Allocation of Profits and Losses

       For financial statement purposes, net income or loss was allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 5 concerning allocation of income or loss for income tax purposes.

       Net Income and Cash Distributions Per Unit

       Net income and cash distributions per Unit were based on 1,085,941 Units outstanding during each of the three years in the period ended December 31, 1996, and computed after allocation of the General Partners' 1% share of net income and cash distributions.

       Provision for Income Taxes

       No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(3)    EQUIPMENT

       At September 30, 1996, the Partnership disposed of its entire equipment portfolio.

       As equipment was sold to third parties, or otherwise disposed of, the Partnership recognized a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition.

(4)    RELATED PARTY TRANSACTIONS

       All operating expenses incurred by the Partnership were paid by AFG on behalf of the Partnership and AFG was reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1996, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:

                                                1996         1995         1994

Equipment management fees                     $ 89,683     $134,665     $189,831
Administrative charges                          33,382       21,000       12,000
Reimbursable operating expenses
   due to third parties                        152,981      128,432       89,370
                                              --------     --------     --------
         Total                                $276,046     $284,097     $291,201
                                              ========     ========     ========

       As provided under the terms of the Management Agreement, AFG was compensated for its services to the Partnership. Such services included all aspects of acquisition, management and sale of equipment. For acquisition services, AFG was compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG was compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenue earned by the Partnership or (ii) fees which the Managing General Partner reasonably believed to be competitive for similar services for similar equipment. Both of these fees were subject to certain limitations defined in the Management Agreement. As Payout was not achieved, AFG received no compensation for services connected to the sale of equipment under its subordinated remarketing agreement.

       Administrative charges represent amounts owed to AFG, pursuant to Section
       10.4 of the Restated Agreement, as amended, for persons employed by AFG who were engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which were reimbursed to AFG.

       All equipment was purchased from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(4)    RELATED PARTY TRANSACTIONS (Continued)

       All rents and proceeds from the sale of equipment were paid directly to either AFG or to a lender. AFG temporarily deposited collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership.

       On August 18, 1995, Atlantic Acquisition Limited Partnership (AALP), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the Offer) for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the Court) on behalf of the unitholders (Recognized Owners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiffs filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the Superior Court) seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Recognized Owners of the Partnership tendered 108,955 units or 10.03% of the total outstanding units of the Partnership to AALP. In September 1996, AALP sold these units to Equis for $518,793.

       The remarketing effort described in Note 1 was undertaken jointly by 15 individual equipment leasing programs, consisting of the Partnership and 14 affiliated partnerships (Other Affected Partnerships). Thirteen of the programs, including the Partnership, sold all of their equipment assets (the Liquidated Programs); and two programs sold only their proportionate ownership interests in certain assets owned jointly with one or more of the Liquidated Programs. Substantially all of the Partnership's equipment assets of material value represented partial ownership interests whereby the Partnership owned less than a 100% interest in the equipment it sold. The remaining interests in such assets were owned by one or more of the Other Affected Partnerships. Ultimately, the Sale Assets were sold for an aggregate adjusted sale price of approximately $32,997,000, of which the Partnership's proportionate share, net of associated costs, was determined to be $5,102,996. The Partnership's proportionate share in this transaction was net of certain third-party advisory fees incurred in connection with the equipment sale.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(4)    RELATED PARTY TRANSACTIONS (Continued)

       The Buyer is a limited partnership established to acquire the Sale Assets and has no direct affiliation with the Partnership, the Other Affected Partnerships, the General Partners or AFG. The sole general partner of the Buyer of the Partnership's equipment is RSL Holdings, Inc. (RSL). An affiliate of RSL purchased a significant limited partnership interest in a direct-participation equipment leasing program co-sponsored by AFG in 1992. AFG acquired this interest in 1993 for cash and assumption of indebtedness. There have been no other business dealings between the Buyer and AFG and their affiliates.

       On October 10, 1996, the Managing General Partner entered into a Cross Partnership Agreement (the Agreement) with the general partners of certain of the Other Affected Partnerships participating in the sale transaction described above. Pursuant to the Agreement, the Partnership and each of the other partnerships agreed to set aside a contingency reserve for future liabilities. The Agreement provides that obligations of any individual partnership which are not associated with the sale transaction will directly reduce that partnership's reserve balance, whereas costs pertaining to the sale transaction will be allocated against the reserve balances of the Partnership and each of the other partnerships on a proportionate basis. If the reserve balance of the Partnership is depleted to zero, the reserve balances contributed by the other partnerships will be debited on a proportionate basis to cover the deficit. If the reserve balances of any one of the other partnerships is depleted to zero, the reserve balance of the Partnership and any other partnerships having a positive reserve balance shall be debited on a proportionate basis to cover the deficit. Upon termination of the Agreement, any remaining monies will be distributed to the partners of those partnerships with positive reserve balances. At December 31, 1996, the Partnership had a contingency reserve balance of $741,148. To the extent that this contingency reserve is not necessary to satisfy any unforeseen liabilities of the Partnership, it will be remitted to the Partners.

(5)    INCOME TAXES

       The Partnership was not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes was recorded in the accounts of the Partnership.

       For financial statement purposes, the Partnership allocated net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differed from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocated net income or net loss in accordance with such agreement.

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

(5)    INCOME TAXES (Continued)

       The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                             1996          1995          1994

Net income                              $   821,023   $ 1,811,605   $ 1,044,147
Financial statement depreciation
   in excess of (less than)
   tax depreciation                          14,677      (245,967)      968,007
Prepaid rental income                       (11,551)       (1,070)      (28,264)
Other                                       712,686      (172,959)      401,937
                                        -----------   -----------   -----------

Net income for federal
income tax reporting purposes           $ 1,536,835   $ 1,391,609   $ 2,385,827
                                        ===========   ===========   ===========

       The principal component of Other consists of the difference between tax gain on equipment disposals and the financial statement gain (loss) on equipment disposals.

       The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the year ended December 31, 1995. A reconciliation for the year ended December 31, 1996 has not been presented, as partners' capital for financial statement and federal income tax reporting purposes is zero.

       Partners' capital                                         $ 5,645,999

       Add back selling commissions and organization
       and offering costs                                          3,184,952

       Financial statement distributions in excess
       of tax distributions                                            6,856

       Cumulative difference between federal income
       tax and financial statement income (loss)                    (722,051)
                                                                 -----------

       Partners' capital for federal income tax
       reporting purposes                                        $ 8,115,756
                                                                 ===========

       Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                  SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH
                     GENERATED TO COST OF EQUIPMENT DISPOSED
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

The Partnership classified all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment was sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represented the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

The following is a summary of cash excess associated with equipment dispositions occurring during the years ended December 31, 1996, 1995 and 1994.

                                             1996          1995          1994
Rents earned prior to disposal
of equipment, net of
interest charges                         $17,304,177   $ 3,566,504   $ 5,521,585

Sale proceeds realized upon
disposition of equipment
                                           5,272,333       890,599     1,311,973
                                         -----------   -----------   -----------
Total cash generated from rents
and equipment sale proceeds               22,576,510     4,457,103     6,833,558

Original acquisition cost
of equipment disposed                     16,750,207     3,456,565     5,710,472
                                         -----------   -----------   -----------
Excess of total cash generated
to cost of equipment disposed            $ 5,826,303   $ 1,000,538   $ 1,123,086
                                         ===========   ===========   ===========

               AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

                    STATEMENT OF CASH AND DISTRIBUTABLE CASH
                    FROM OPERATIONS, SALES AND REFINANCINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                   SALES AND
                                                     OPERATIONS   REFINANCINGS      TOTAL

NET INCOME (LOSS)                                   $   938,075   $  (117,052)  $   821,023

ADD BACK:
   Depreciation                                         593,044          --         593,044
   Decrease in allowance for doubtful accounts          (75,000)         --        (75,000)
   Management fees                                       89,683          --          89,683
   Book value of disposed equipment                        --       5,389,385     5,389,385

LESS:
   Principal reduction of notes payable              (2,095,524)         --      (2,095,524)
                                                    -----------   -----------   -----------
      Cash from operations, sales and refinancings     (549,722)    5,272,333     4,722,611

LESS:
   Management fees                                      (89,683)         --         (89,683)
                                                    -----------   -----------   -----------
      Distributable cash from operations,
      sales and refinancings                           (639,405)    5,272,333     4,632,928

OTHER SOURCES AND USES OF CASH:
   Cash, beginning of year                            2,000,212          --       2,000,212
   Net change in receivables and accruals               519,451          --         519,451

LESS:
   Cash distributions paid                           (1,139,110)   (5,272,333)   (6,411,443)
   Liquidating distribution                            (741,148)         --        (741,148)
                                                    -----------   -----------   -----------
CASH, END OF YEAR                                   $      --     $      --     $      --
                                                    ===========   ===========   ===========

                AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP

          SCHEDULE OF COSTS REIMBURSED TO THE MANAGING GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED BY SECTION 10.4 OF THE AMENDED AND RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                DECEMBER 31, 1996

For the year ended December 31, 1996, the Partnership reimbursed the Managing General Partner and its Affiliates for the following costs:

       Operating expenses                             $ 181,906